                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                     SCHEDULE 13G
                                    (RULE 13d-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13d-1)b) AND (c) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13D-2(b)

                                  (Amendment No. 6)*


                             General Dynamics Corporation
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     Common Stock
------------------------------------------------------------------
                            (Title of Class of Securities)


                                     369550 10 8
             -----------------------------------------------------------
                                    (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            (Continued on following pages)

CUSIP No. 369550 10 8                   13G            Page 2 of 12 Pages


 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
      Warren E. Buffett


 2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (A)/X/
                                                                        (B)/ /

 3    SEC USE ONLY

 4    CITIZEN OR PLACE OF ORGANIZATION
      United States Citizen

        NUMBER OF          5    SOLE VOTING POWER
          SHARES                          -0-

       BENEFICIALLY        6    SHARED VOTING POWER
         OWNED BY                   3,979,781

           EACH            7    SOLE DISPOSITIVE POWER
         REPORTING                       -0-
        PERSON WITH        8    SHARED DISPOSITIVE POWER
                                     3,979,781

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             3,979,781

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.3%
 12   TYPE OF REPORTING PERSON
      IN

CUSIP No. 369550 10 8                   13G            Page 3 of 12 Pages

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
      Berkshire Hathaway Inc.


 2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (A)/X/
                                                                        (B)/ /

 3    SEC USE ONLY

 4    CITIZEN OR PLACE OF ORGANIZATION
      Delaware Corporation

        NUMBER OF          5    SOLE VOTING POWER
          SHARES                       -0-

       BENEFICIALLY        6    SHARED VOTING POWER
         OWNED BY                   3,979,781

           EACH            7    SOLE DISPOSITIVE POWER
         REPORTING                     -0-
        PERSON WITH        8    SHARED DISPOSITIVE POWER
                                    3,979,781

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             3,979,781

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.3%
 12   TYPE OF REPORTING PERSON
      HC, CO

CUSIP No. 369550 10 8                   13G            Page 4 of 12 Pages

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      National Indemnity Company


 2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (A)/X/
                                                                        (B)/ /

 3    SEC USE ONLY

 4    CITIZEN OR PLACE OF ORGANIZATION
      Nebraska Corporation

        NUMBER OF          5    SOLE VOTING POWER
          SHARES                       -0-

       BENEFICIALLY        6    SHARED VOTING POWER
         OWNED BY                   3,224,181

           EACH            7    SOLE DISPOSITIVE POWER
         REPORTING                     -0-
        PERSON WITH        8    SHARED DISPOSITIVE POWER
                                    3,224,181

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             3,224,181

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.1%
 12   TYPE OF REPORTING PERSON
      IC

CUSIP No. 369550 10 8                   13G            Page 5 of 12 Pages

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      National Fire and Marine Insurance Company


 2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (A)/X/
                                                                        (B)/ /

 3    SEC USE ONLY

 4    CITIZEN OR PLACE OF ORGANIZATION
      Nebraska Corporation

        NUMBER OF          5    SOLE VOTING POWER
          SHARES                       -0-

       BENEFICIALLY        6    SHARED VOTING POWER
         OWNED BY                    755,600

           EACH            7    SOLE DISPOSITIVE POWER
         REPORTING                     -0-
        PERSON WITH        8    SHARED DISPOSITIVE POWER
                                     755,600

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             755,600

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.2%

 12   TYPE OF REPORTING PERSON
      IC

ITEM 1(a). NAME OF ISSUER:

     General Dynamics Corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     3190 Fairview Park Drive
     Falls Church, Virginia 22042

ITEM 2(a). NAME OF PERSONS FILING:
ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:
ITEM 2(c). CITIZENSHIP:

     Warren E. Buffett
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     United States Citizen

     Berkshire Hathaway Inc.
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     Delaware Corporation

     National Indemnity Company
     3024 Harney Street
     Omaha, Nebraska 68131
     Nebraska Corporation

     National Fire and Marine Insurance Company
     3024 Harney Street
     Omaha, Nebraska 68131
     Nebraska Corporation

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

     Common Stock

ITEM 2(e). CUSIP NUMBER:

     369550 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ]   Broker or Dealer registered under Section 15 of the Act:

     (b) [ ]   Bank as defined in Section 3(a)(6) of the Act:

     (c) [x]   Insurance Company as defined in Section 3(a)(19) of the Act:

          National Indemnity Company
          National Fire and Marine Insurance Company

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940:

     (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940:

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund:

     (g) [x]   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G):

          Berkshire Hathaway Inc.
          Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.

     (h) [x]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

          See Exhibit A

ITEM 4.   OWNERSHIP

     WARREN E. BUFFETT

     (a)  Amount Beneficially Owned:

          3,979,781

     (b)  Percent of Class:

            6.3%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

                -0-

          (ii) shared power to vote or to direct the vote

              3,979,781

          (iii) sole power to dispose or direct the disposition of

                 -0-

          (iv) shared power to dispose or to direct the disposition of

              3,979,781

     BERKSHIRE HATHAWAY INC.

     (a)  Amount Beneficially Owned:

              3,979,781

     (b)  Percent of Class:

            6.3%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote

             -0-

          (ii) shared power to vote or to direct the vote

             3,979,781

          (iii) sole power to dispose or direct the disposition of

              -0-

          (iv) shared power to dispose or to direct the disposition of

              3,979,781

     NATIONAL INDEMNITY COMPANY

     (a)  Amount Beneficially Owned:

              3,224,181

     (b)  Percent of Class:

             5.1%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

             -0-

          (ii) shared power to vote or to direct the vote

              3,224,181

          (iii) sole power to dispose or direct the disposition of

              -0-

          (iv) shared power to dispose or to direct the disposition of

              3,224,181

     NATIONAL FIRE AND MARINE INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

             755,600

     (b)  Percent of Class:

             1.2%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              -0-

          (ii) shared power to vote or to direct the vote

              755,600

          (iii) sole power to dispose or direct the disposition of

              -0-

          (iv) shared power to dispose or to direct the disposition of

              755,600

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     National Indemnity Company and National Fire and Marine
     Insurance Company

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     See Exhibit A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 13th day of February, 1998


/s/ Warren E. Buffett
-----------------------
Warren E. Buffett

BERKSHIRE HATHAWAY INC.                      NATIONAL INDEMNITY COMPANY



By /s/ Warren E. Buffett                     By /s/ Warren E. Buffett
  ---------------------                        ------------------------
  Warren E. Buffett                            Warren E. Buffett
  Chairman of the Board                        Chairman of the Board

NATIONAL FIRE AND MARINE
  INSURANCE COMPANY



By /s/ Warren E. Buffett
  --------------------
  Warren E. Buffett
  Chairman of the Board

                                      EXHIBIT A


                             MEMBERS OF THE FILING GROUP


PARENT HOLDING COMPANY:

Berkshire Hathaway Inc.

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.

RELEVANT SUBSIDIARIES THAT ARE INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company
National Fire and Marine Insurance Company